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                                                                   EXHIBIT 10.12

                       [WILSON GREATBATCH LTD. LETTERHEAD]
                                November 1, 1996


MiniMed Inc.
12744 San Fernando Road
Sylmar, California 91342

Gentlemen:

           Reference is made to a certain Supply Agreement between you ("MMI") and MiniMed Technologies Ltd. ("MMT"), and Wilson Greatbatch Ltd. ("WGL), dated as of October 1, 1993 (the "Supply Agreement") and to a certain License Agreement between MMI and WGL, dated as of October 1, 1993 (the "License Agreement"). This letter is intended to set forth in writing certain amendments to the Supply Agreement and License Agreement, respectively, as set forth below:

          1. Section 1.5 of the Supply Agreement is hereby amended to read in its entirety as follows:

                    "1.5 Products. "Products" shall mean any medical device now or hereafter manufactured by or for MMI, including, without limitation, an Insulin Device."

          2. Article 2 of the Supply Agreement is hereby amended to read in its entirety as follows:

                                   "ARTICLE 2
                                Purchase of Pumps

           2.1 Purchase Orders and Term (a) Subject to all of the terms and conditions of this Agreement (including this amended Article 2), WGL and MMI agree to a three (3) year supply arrangement to be effective January 1, 1996 through December 31, 1998 ("Termination Date"). The initial Termination Date may be automatically extended by one year upon the delivery to WGL by MMI of a purchase order for not less than five hundred (500) 05 Pumps not later than September 1, 1996 (which order has been received); and for one additional year upon the delivery to WGL by MMI of a purchase order for not less than five hundred (500) 05 Pumps not later than September 1, 1997. Thereafter, any extension of the Termination Date of this Agreement shall only be by mutual written agreement. If MMI fails to submit a purchase order by September 1 of any year during the Term for at least five hundred
           (500) 05 Pumps for the following year of the Term, there shall be no extension of the Term of this Agreement beyond the balance of the then-current three-year term. In addition, WGL, at its sole discretion, may (x) reject any such Order for less than five hundred
           (500) 05 Pumps and give MMI notice that the supply obligation of WGL shall terminate after completing and delivering any Pumps remaining under then-accepted Orders, or (y) accept such Order and give MMI notice that the supply obligation of WGL shall terminate after completing such Order.



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November 1, 1996
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     (b) For purposes hereof, the word "Term" shall mean the initial three calendar years of 1996, 1997 and 1998, and any additional years resulting from an extension of the initial three-year period as provided for in Paragraph (a) above, subject to earlier termination as provided in said Paragraph (a) and elsewhere in this Agreement.

     (c) MMI has issued and delivered to WGL a written purchase order to purchase seven hundred and fifty (750) WGL 05 Pumps for delivery during the first year of the Term ("First Order"). The First Order is to be delivered in accordance with the delivery schedule set forth therein. MMI has also delivered a purchase order to purchase five hundred (500) WGL 05 Pumps for delivery during 1997, which order shall be delivered in accordance therewith. On or prior to each September 1 hereafter during the Term, MMI may deliver a purchase order for additional WGL 05 Pumps. For purposes of this Agreement, the term "Orders" shall mean, collectively, the First Order and all additional purchase orders submitted by MMI in accordance with the Agreement. Any term or condition contained in MMI's form purchase order(s) (or any amendment thereto) which is in addition to or conflicts or is inconsistent with this Agreement shall be null and void, and this Agreement shall be controlling in all respects.

     2.2 Prices. (a) Subject to Paragraphs (b) through (d) of this Section 2.2, the purchase price for all WGL 05 Pumps during the Term shall be fifteen hundred dollars ($1,500) per pump unless the number of 05 Pumps ordered by MMI in any Order is less than seven hundred and fifty (750), in which case the price per pump shall be one thousand seven hundred and fifty dollars ($1,750).

     (b) If the Term of the Agreement is to extend beyond December 31, 1998, then WGL shall have the right to increase the price of all Pumps to be delivered after December 31, 1998 by an amount equal to the Base Prices multiplied by the percentage increase in the Consumer Price Index for the calendar month in which the Adjustment Date occurs over the Base CPI. WGL shall have the right to increase the Base Prices once only for each contract year; e.g., for Pumps sold in 1998, 1999, etc.

     (c)   For purposes hereof:

           (i) "CPI Adjustment Date" shall mean June 1, 1998, June 1, 1999, and June 1 of each year thereafter to the extent that the Term shall have been extended.

           (ii) "Consumer Price Index" shall mean the Revised Consumer Price Index for Urban Wage Earners and Clerical Workers. All Items (base index year 1982-84=100), for Buffalo, New York, as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner



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November 1, 1996
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                    in which the Consumer Price Index is determined by the
                    Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by WGL in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, or if equivalent data is not readily available to enable WGL to make the adjustment referred to in the preceding sentence, then WGL will substitute therefor a comparable index based upon charges in the cost of living or purchasing power of the consumer dollar published by another governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or recognized financial publication.

          (iii)     "Base CPI" shall mean the Consumer Price Index for January,
                    1996.

          (iv) "Base Prices" shall mean the $1,750 and $1,500 prices set forth in Section 2.2(a) hereof.

     (d) WGL shall give notice to MMI of any CPI adjustment promptly after the CPI Adjustment Date and, in any event, at least 30 days prior to September 1 of 1998, September 1, 1999 and each September 1 thereafter to the extent that the Term shall have been extended, so that MMI can take any such adjustment into account in connection with placing its Orders under Section
     2. 1. MMI shall have 30 days after receipt of a CPI notice to object to any proposed increase in the Base Prices. If MMI does object to any such increase within said period, MMI shall notify WGL in writing ("Objection") and, if the parties cannot mutually agree on any proposed increase to Base Prices hereunder within 30 days after WGL's receipt of any such objection, the parties shall submit their dispute to an independent certified public accounting firm whose decision shall be final and binding. Any decision that an increase to the Base Price is warranted shall be retroactive to the beginning of the contract year as to which the price increase applies.

     2.3 No Modification of Order. (a) No Order shall be modified or cancelled. If MMI stops or refuses delivery of any Pumps covered by any Order prior to or on the applicable delivery date for the Pumps specified in the Order, then WGL shall invoice MMI for such Pumps on such date.




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November 1, 1996
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           (b) In the event MMI cancels any one of the Orders by written notice delivered to WGL, then WGL shall not be obligated to supply MMI with any further Pumps and may cancel this Agreement.

                     MMI's purchase obligations are subject to WGL having sufficient batteries compatible with the 05 Pumps. WGL represents and warrants that it has available, and will retain solely for availability to MMI in accordance with this Agreement, aminimum of at least 3,000 batteries which are compatible with the 05 Pumps.

           2.4 Quality. All Pumps covered by this Agreement will be manufactured under ISO 9001 system. WGL is certified to the standard British Standards Institute (BSI) certificate number FM 26911.

           2.5 Terms. Shipping terms are FOB Clarence, New York, U.S.A. Payment terms are Net 30 days after shipment.

           2.6 Continuing Supply. WGL and MiniMed shall in good faith discuss a continuing arrangement pursuant to which WGL would supply some Pumps for MMI as a second source of supply. If mutually agreed, the terms, conditions, price and time period for any such arrangement will be set forth in a written amendment to this Agreement or other written document, signed by both parties."

           3. Article 7 of the Supply Agreement (as heretofore amended) is hereby further amended as follows:

               (i) The "Closing Date" as defined in Section 7.1 thereof is changed from October 15, 1995 to October 15, 1998; and

               (ii) The term "Technology Election Date" as defined in Section
                    7.2(a) thereof is changed from September 1, 1995 to September 1, 1998.

If the initial Termination Date of this Agreement is extended by one year pursuant to Section 2.1(a) (as amended), and each time it is so extended, then the Closing Date and the Technology Election Date referred to above shall each also be extended by the same period of time.

           In addition, MMI agrees to deliver, to WGL, simultaneously with the execution of this letter agreement, the securities of MMI that comprise the License Fee (10,000 shares of common stock, $.01 par value, of MMI). In connection with such delivery, WGL hereby restates and reaffirms to MMI the representatives, warranties, acknowledgements and agreements appearing at Exhibit C to the License Agreement.

           4.        Section 8.3 of the Supply Agreement is amended as follows:



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November 1, 1996
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                     (i)       Paragraph (a) is deleted.

                     (ii) Paragraph (b) is amended to change the introductory text of said paragraph to read in its entirety as follows:

                               "MMI shall not be released from its obligations to pay for 05 Pumps covered by any Order placed under this Agreement in the event of a termination of this Agreement by WGL under
                               Section 8.2(b) or under Section 8.2(a) if the termination under Section 8.2(a) is based on any of the following events:... "

Clauses (i) through (iii) that follow the foregoing text shall not be changed.

           5.        The License Agreement is hereby amended as follows:

                     (i) Section 1.1 of the License Agreement is amended to read in its entirety as follows:

                               "1.1 Affiliate. "Affiliate" of any entity shall mean any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning more than thirty-four percent (34%) of the total voting power of the entity.

                     (ii) Section 1.2 of the License Agreement is hereby amended to add a proviso at the end of said
                               Section 1.2, after the word MMI, as follows:

                               "; provided, however, that MMI shall not have any right or license to use, and the term "Know-How" shall not include, any information or know-how of WGL relating to Pumps which is developed by WGL after September 30, 1996, whether alone or jointly with any third party, unless such information or know-how (A) is directly used by WGL in manufacturing or producing Pumps which are purchased by MMI under the Supply Agreement or
                               (B) is developed by WGL alone or jointly with MMI pursuant to a written order by MMI to develop improvements to the Pumps, which order shall have been acknowledged and accepted in writing by WGL."

                     (iii) Section 1.5 of the License Agreement is amended to provide that "Pumps" shall include any 07 model Pump of WGL as well as 05 and 08 Pumps.



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November 1, 1996
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                     (iv)      Section 2.4(a) of the License Agreement is
                               amended to read in its entirety as follows:

                               "2.4 ADDITIONAL OBLIGATIONS AND CONSULTING
                               AGREEMENT. (a) With respect to the Know How, WGL agrees to furnish MMI promptly after the execution of this Agreement, at WGL expense, copies of all documentation in written or tangible form which compromises Know-How hereunder that presently exists and was developed in the normal course of WGL's engineering and production. WGL further agrees to furnish to MMI promptly after the date of Closing (as defined in Section 6.2 hereof) any additional Know-How which is directly related to the manufacture of the Pumps theretofore purchased by MMI from WGL and which may exist as of such time (but subject to Section 1.2 as amended). In addition during the nine-month period beginning upon MMI's written notice thereof, which shall be given at least 60 days prior to the commencement of the Consulting Period but not later than 60 days prior to the Termination Date (as defined in the Supply Agreement), as extended (the "Consulting Period"), to the extent requested by MMI, WGL agrees to consult with and provide to MMI up to 90 eight-hour man days of support and training as to the Know How and the production of the Pumps, by WGL personnel having knowledge of the Know How. The first 30 eight-hour man days of such services during the Consulting Period shall be at no charge to MMI, and for the next 60 eight-hour man days MMI shall be charged $500 per man day except such charge shall be $1,000 per each man day of WGL's program manager. In addition, MMI shall promptly reimburse WGL for any travel and living expense incurred by WGL personnel in providing such services. The parties agree that WGL shall not be required to maintain its current Pump work force for purposes of this Section 2.4, and shall only be required to make available WGL personnel during the Consulting Period who are knowledgeable and experienced with the Know How and production of the Pumps. If the Initial Termination Date of this Agreement is extended by one year pursuant to Section 2. 1 (a) (as amended), and each time it is so extended, then the latest starting date for the Consulting Period shall also be extended by one year and shall run for a comparable 10-month period of time."

                     (v) Section 3.1 of the License Agreement is hereby amended to provide that the Securities constituting the License Fee (in the form of 10,000 shares of the common stock of MiniMed, Inc.) are being issued and delivered to WGL simultaneously with the execution of this letter agreement. In connection with such delivery, WGL hereby restates and reaffirms to



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November 1, 1996
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                     MMI the representatives, warranties, acknowledgements and
                     agreements appearing at Exhibit C to the License Agreement.

           (vi) The "Royalty Date" as defined in Section 3.l(a) thereof is changed from December 31, 1999 to December 31, 2002.

           (vii) The date referred to in the first sentence of Section 5.1 thereof is changed from December 31, 1999 to December 31, 2002;

                     The month referred to in Section 5.5(b)(iii) thereof shall continue to be July 1996; however, the "CPI Adjustment Date" as defined in Section 5.5(b)(i) thereof is changed to mean "July 1, 1997 and July 1 of each year thereafter through July 1, 2002"; and

                     The date referred to in the first sentence of Section 5.6 thereof is changed from December 31, 1999 to December 31, 2002;

                     PROVIDED, HOWEVER, that the date December 31, 2002, referred to in Sections 5.1, 5.5(b)(iii) and 5.6 of the Agreement (as hereby amended), shall be extended each and every time that the initial Termination Date of the Supply Agreement between WGL and MMI shall be extended and by the same period of time.

           (viii) Section 5.2 is hereby amended to substitute for the term "08 Pump" (in both places where it appears) the phrase "07 Pump or 08 Pump, as the case may be."

           (ix) Sections 6.1 and 6.2 are hereby amended to read in their entirety as follows:

                     "6.1 MMI PURCHASE OF EQUIPMENT. MMI agrees to purchase subject to its inspection thereof at the time of Closing (as hereinafter defined), and WGL agrees to sell, certain equipment and tooling used by WGL in the manufacture of 05 Pumps. At least 10 days prior to Closing, WGL shall deliver to MMI a proposed list of the tooling and equipment to be sold to MMI, which list shall be mutually agreed upon prior to Closing (the "Equipment"). It is agreed that there shall be included in the Equipment which may be purchased at MMI's election: (A) one of the laser welders currently used by WGL in its pump motor assembly operation; and (B) fixtures and associated custom tooling that is used in the assembly of the 05 Pumps and that is unique to such Pump. The



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November 1, 1996
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                               purchase price for the Equipment shall be
                               determined in accordance with Section 6.4 (the "Purchase Price").

                               If WGL manufactures any 07 Pumps or 08 Pumps for MMI pursuant to the Supply Agreement, WGL will discuss with MMI the possible purchase by MMI of tooling and equipment used in connection with such manufacture; provided, however, that WGL shall not be obligated to sell any such tooling or equipment unless WGL and MMI enter into a further written agreement setting forth the specific assets to be sold and the terms and conditions of sale.


                     6.2 Closing. The consummation of the purchase and sale of the Equipment ("Closing") shall take place at WGL's offices in Clarence, New York at a time and on a date to be mutually agreed upon; provided, however, that (i) such date shall be the date on which WGL delivers the Equipment to MMI (subject to the WHERE IS condition of Section 6.3); and (ii) subject to clause (i) above, such date shall be no later than 30 days following the last date on which Pumps are manufactured by WGL for MMI. MMI may pay the Purchase Price in cash or by delivery of securities of MMI the number of which shall be in the same proportion to the number of Securities (as defined in and as to be delivered by MMI pursuant to Section 3.1 of this License Agreement) as the Purchase Price bears to $100,000."

              5. The parties agree that MMT shall no longer be a party to the Supply Agreement or the License Agreement, and MMI shall be fully liable for all obligations of MMT, and shall have all rights of MMT, under both the Supply Agreement and the License Agreement.

              6. Except as specifically provided in this Agreement, the Supply Agreement and License Agreement shall remain unchanged and in full force and effect.



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MiniMed, Inc.
November 1, 1996
Page 9


           Please confirm you understanding and agreement to the foregoing by countersigning this letter agreement and returning one copy to the undersigned.


Agreed to and Confirmed                          Agreed to and Confirmed
as of the date of this letter.                   as of the date of this letter.

MINIMED INC.                                     WILSON GREATBATCH LTD.


By     TERENCE H. GREGG                       By      EDWARD F. VOBORIL
  -----------------------------------           --------------------------------
   Terrence H. Gregg, President/COO             Edward F. Voboril, President/CE0